                                                                Exhibit 99.1 (a)

              NDCHealth ANNOUNCES THIRD QUARTER FISCAL 2002 RESULTS

         ATLANTA, March 20, 2002 --- NDCHealth Corporation (NYSE: NDC) announced today financial results for its third quarter of fiscal 2002 ended March 1, 2002. Revenue increased to $97.1 million resulting in net income of $12.2 million and diluted earnings per share of $0.34. These results compare to the prior year's revenue of $88.2 million, net income of $8.6 million and diluted earnings per share of $0.25.

         At the beginning of the 2002 fiscal year, NDCHealth adopted SFAS 142 that includes the requirement to eliminate certain expenses related to goodwill amortization. The impact of this accounting change in the third quarter was to increase earnings per share by $0.05.

         In commenting on the results, chief executive officer Walter Hoff said, "We are reporting another solid quarter and are on track to achieve our goals for the full fiscal year. We continue to be a strong cash generator, with EBITDA for the first nine months exceeding $78 million. Our Information Management and Network Services and Systems businesses both showed strong operating results during the quarter, indicating sound strategy and excellent market position.

         "For the 2002 fiscal year, we continue to estimate that annual revenue will be approximately $375 to $385 million, with diluted earnings per share in the range of $1.30 to $1.34."

         NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including the most recent Form 10-K. In particular, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of the terrorist attack on the United States. Notes that reconcile the presentation of the normalized results included herein to GAAP results are filed with the SEC in the Company's most recent Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

                                       ###